Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

North Fork Bancorporation, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-133665) on Form S-4 of Capital One Financial Corporation of our report dated March 14, 2006, with respect to the consolidated balance sheets of North Fork Bancorporation, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K/A of Capital One Financial Corporation dated January 26, 2007.

/s/ KPMG LLP

New York, New York

January 26, 2007